UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to SECTION 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2009

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32850	20-1932219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 500, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Goodman Global Group, Inc. (formerly known as Chill Holdings, Inc.) today announced that it has completed a private placement of $586.0 million in aggregate principal amount at maturity of its 11.500% Senior Discount Notes due 2014 (the “Notes”) with gross proceeds of approximately $320.0 million. The Notes are obligations of Goodman Global Group, Inc., not of Chill Intermediate Holdings, Inc., the Company, or the Company’s subsidiaries. Goodman Global Group, Inc. is the parent of Chill Intermediate Holdings, Inc. Goodman Global Group, Inc. is not an obligor under the indenture governing the Company’s 13.50%/14.00% senior subordinated notes due 2016 or under the Company’s senior secured term loan and revolving credit agreements. Goodman Global Group, Inc. intends to use the net proceeds from such placement, as well as cash on hand, to pay a dividend to its shareholders and a distribution to its optionholders.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2009	GOODMAN GLOBAL, INC.

/S/ BEN D. CAMPBELL
Ben D. Campbell
Executive Vice President, Secretary and General Counsel